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                                                                   EXHIBIT 99.5

                  UNITED AUTO ENTERS INTO AGREEMENT FOR $83.0
                MILLION INVESTMENT FRom Penske Capital Partners

Business Editors

NEW YORK--(BUSINESS WIRE)--April 12, 1999--Roger S. Penske to Become Chairman and CEO, Succeeding Marshall S. Cogan; Penske Capital Partners Expected to Majority of Board of Directors Group, Inc. (NYSE:UAG), the nation's second largest publicly traded automotive retailer, announced today that it has signed a definitive agreement to secure $83.0 million in new capital funding from Penske Capital Partners, L.L.C., an organization formed in 1997 to make investments in the transportation and transportation services industries.

The investment will be made in two installments. After the completion of the first installment of approximately $33.5 million, Roger S. Penske will succeed Marshall S. Cogan, the Company's founder, as Chairman and Chief Executive Officer. Mr. Cogan will remain as a Director of the Company. Upon completion of the second installment of approximately $49.5 million, Penske Capital Partners and its affiliates are expected to hold a majority of the seats on the Company's Board of Directors.

In exchange for its investment, Penske Capital Partners will receive preferred stock convertible into UnitedAuto common stock at an average price of $10.00 per share. Penske Capital Partners will also receive warrants to purchase five million shares of common stock, exercisable at $12.50 for a period of 30 months, with any unexercised warrants after 30 months to become exercisable at $15.50 for a successive 30-month period. The convertible preferred stock dividend will be 6.5 percent. The dividend will be paid in kind for the first two years from date of issuance. Upon exercise of the warrants in full Penske Capital Partners will hold approximately 38% of the Company's common stock.

UnitedAuto will receive the first installment of the investment at an initial closing upon the receipt of customary regulatory approvals and certain third party consents. The remainder of the investment will be received at the final closing of the transaction and is subject to a number of conditions, including approval by a majority of UnitedAuto's shareholders and the receipt of third party consents. There can be no assurance when or whether the funding under the terms of the agreement with Penske Capital Partners will occur. If the first part of the funding is made, but the final closing does not occur by December 31, 1999, the Company may be required to repurchase from Penske Capital Partners the investment made at the initial closing, if not the conversion price of the preferred stock will be $9.00 per share.

Mr. Penske said, "UnitedAuto has an excellent franchise base and strategic clusters. I am impressed with the dealership management who have increased same store sales and profitability in 1998. We feel that the contribution of our capital and our retail automotive expertise will serve UnitedAuto well. I am looking forward to working with the many employees of UnitedAuto in the future."


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Mr. Cogan said, "From the perspective of the principal founding shareholder,
UnitedAuto is clearly at the threshold of a major opportunity. Roger Penske's association with UnitedAuto is significant for a number of reasons: It provides the Company with the strategic resources necessary to enhance our dealership operations. His vision and commitment to the future of our industry is unmatched."

The Company said that it expects the net proceeds from the Penske Capital Partners investment to be used to reduce borrowings under its credit facility, increase working capital and fund certain pending acquisitions.

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships as well as from strategic acquisitions, operates franchises representing 30 brands in Arizona, Arkansas, California, Connecticut, Florida, Georgia, Illinois, Indiana, Louisiana, Nevada, New Jersey, New York, North Carolina, Puerto Rico, South Carolina, Tennessee and Texas. UnitedAuto dealerships sell new and used vehicles and market a complete line of aftermarket automotive products and services through UnitedAuto Care, Inc. and UnitedAuto Care Products, Inc.

Penske Capital Partners, L.L.C. includes Penske Corporation and Chase Capital Partners.

JP Morgan served as the financial advisor to UnitedAuto on the transaction.

This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Other factors, including, economic conditions, manufacturer approvals and acquisition risks that could affect these results are described in the Company's Form 10-K.


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